Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications mbrusch@tier.com
(571) 382-1048

Tier Granted Extension to June 5, 2006 to File its Fiscal Year 2005 Form

10-K and Fiscal Year 2006 First Quarter Form 10-Q

RESTON, Va., April 5, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), (“Tier” or the “Company”) announced today that as previously reported, on March 10, 2006, Tier received the decision of the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company’s request for continued listing of its common stock on The Nasdaq National Market, subject to certain conditions. One of the Panel’s conditions for continued listing required that the Company file with the Securities and Exchange Commission (the “SEC”) by May 5, 2006, its Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005. On March 24, 2006, Tier concluded it would be unlikely to meet the May 5, 2006 deadline because of delays that have occurred related to the reconciliation of certain accounting records of one of Tier’s payment processing centers. At that time, Tier sent a letter to the Panel requesting an extension of the deadline until June 5, 2006.

On March 31, 2006, Nasdaq granted Tier’s request for the extension and continued listing on The Nasdaq National Market, subject to two conditions. First, on or before April 5, 2005, the Company was required to provide the Panel with a substantive status report on the Audit Committee investigation that addresses specific questions posed by the Panel. Second, on or before June 5, 2006, the Company shall file its Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005. In addition, in order to fully comply with the terms of the Panel’s exception, Tier must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq National Market. In the event it is unable to do so, Tier’s common stock could be delisted from The Nasdaq National Market.

As previously reported, the Audit Committee of the Company’s Board of Directors retained the independent law firm of Ropes & Gray LLP in December 2005 to conduct an independent investigation of restatement-related issues. The scope of the investigation includes: (i) examination of the qualitative and financial reporting issues giving rise to the restatement, including the issues Tier’s management brought to the Audit Committee’s attention; (ii) review of Tier’s proposed restatement and related filings as they are prepared by the Company; (iii) review of accounting control and management issues that come to the Audit Committee’s attention during the course of its investigation; and (iv) identification of remedial measures that the Audit Committee recommends the Company implement in light of its findings.

On April 5, 2006, Tier provided the Panel with a substantive status report addressing the questions posed by the Panel on March 10, 2006, which the Company was required to address as a condition of continued listing on The Nasdaq National Market. While the Company believes it has satisfied this condition to continued listing, there can be no assurance that the Panel will find this report satisfactory, in which case Tier’s common stock could be delisted from The Nasdaq National Market.

About Tier

Tier Technologies (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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